UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Filed by a Party other than the Registrant

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☑	Definitive Proxy Statement
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HALLADOR ENERGY COMPANY

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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April 12, 2019

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 23, 2019

As a shareholder of Hallador Energy Company, you are hereby given notice of and invited to attend in person or by proxy, Hallador Energy Company’s 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”). The 2019 Annual Meeting will be held at the Hilton Garden Inn Terre Haute, 750 Wabash Avenue, Terre Haute, Indiana 47807 for the following purposes:

1.	To elect six directors to the Board of Directors to serve for a one-year term;
2.	To approve, on an advisory basis, Hallador Energy’s executive compensation of Named Executive Officers;
3.	To consider and act upon such other matters as may properly come before the Meeting and any adjournments thereof.

The Board has fixed the close of business on March 29, 2019, as the record date for the determination of shareholders entitled to notice of and to vote at the 2019 Annual Meeting and any adjournment or postponement thereof.

Pursuant to rules adopted by the SEC, we are providing access to our proxy materials primarily via the Internet, rather than mailing paper copies of these materials to each shareholder. On or about April 12, 2019, we began mailing a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access the proxy materials, submit your proxy, and request paper copies of the proxy materials.  We believe this process expedites shareholders’ receipt of the proxy materials, lowers the cost of our 2019 Annual Meeting through lower printing and distribution costs, and reduces the environmental impact associated with printing a large volume of proxy materials. Your vote is important.  We urge you to review the Proxy Statement carefully and to submit your proxy or voting instructions as soon as possible so that your shares will be represented at the meeting.

Thank you for your continued interest and support.

By Order of the Board of Directors,

Brent K. Bilsland
Chairman of the Board, President and CEO

1660 Lincoln Street, Suite 2700, Denver, Colorado 80264

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2019

This Notice of Annual Meeting, the Proxy Statement and our annual report on Form 10-K for the year ended December 31, 2018 (the “Form 10-K”) (which we are distributing in lieu of a separate annual report to shareholders), are available on our website at www.halladorenergy.com in the “Annual Meeting Materials” subsection of the “News and Events” section. Additionally, you may access the Notice of Annual Meeting, the Proxy Statement and the Form 10-K at http://materials.proxyvote.com/40609P.

TABLE OF CONTENTS

GENERAL MEETING INFORMATION	5
DELIVERY OF PROXY MATERIALS	5
VOTING INFORMATION	6
PROPOSAL NO. 1: ELECTION OF DIRECTORS	8
Information about the Director Nominees	8
CORPORATE GOVERNANCE	10
Board of Directors and its Committees	10
Code of Conduct	12
Criteria for Director Nominations	12
Shareholder-Recommended Director Candidates	12
Board Leadership Structure	12
Director Independence	13
Director Compensation	13
Audit Committee Report	13
Board Risk Oversight	14
Indemnification Agreements	14
Shareholder Communications with our Board	14
INFORMATION ABOUT OUR NON-DIRECTOR NEO	15
PROPOSAL NO. 2: ADVISORY VOTE APPROVING NAMED EXECUTIVE OFFICERS’ COMPENSATION.	15
Compensation Discussion and Analysis	16
Ownership Policy	17
Anti-hedging/Pledging	17
NAMED EXECUTIVE OFFICERS (NEOS) COMPENSATION	17
Summary Compensation Table Under Item 402 of Regulation S-K	17
Realized Compensation per W-2s and “At Risk” Compensation Table	17
Outstanding Equity Awards at December 31, 2018	18
Restricted Stock Unit Plan and Stock Bonus Plan	18
2019 COMPENSATION TO BE PAID TO NEOs	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	20
INDEPENDENT AUDITORS’ FEES AND SERVICES	21
PROPOSALS BY SECURITY HOLDERS	21
CONTACT INFORMATION	21

HALLADOR ENERGY COMPANY PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 23, 2019

This Proxy Statement is furnished by the Board of Directors (the "Board") of Hallador Energy Company (the "Company", "Hallador", "we" or "us") to holders of our common stock in connection with the solicitation by the Board of proxies to be voted at the 2019 Annual Meeting of Shareholders (the “Meeting”.)

GENERAL MEETING INFORMATION

Date and Location of Meeting

Our Meeting will be held on, May 23, 2019, at 10:30 a.m. Eastern Time, at the Hilton Garden Inn Terre Haute, 750 Wabash Avenue, Terre Haute, Indiana 47807, or at such other time and place if the meeting is postponed or adjourned.  References in this Proxy Statement to the 2019 Annual Meeting also refer to any adjournments, postponements or changes in time or location of the Meeting, to the extent applicable.

Who can attend the Meeting?

We invite all Hallador shareholders as of the Record Date or their named representatives and members of their immediate family to the Meeting.  We reserve the right to limit the number of representatives who may attend.  Proof of ownership and identification is required to attend the Meeting.  A recent brokerage statement or a letter from your bank or broker are examples of evidence of ownership.  Cameras, recording devices, and other electronic devices are not allowed at the Meeting.

We ask that you RSVP to Hallador by May 17, 2019, via email to investorrelations@halladorenergy.com, attention Rebecca Palumbo or by telephone to 1-800-839-5506, ext. 316.

What is the purpose of the Meeting?

At the Meeting, shareholders will act upon the matters outlined in the "Notice of Annual Meeting," which appears on the cover page of this Proxy Statement, including

1.	The election of six directors.
2.	An advisory vote approving named executive officers’ compensation.
3.	Any other matters that may properly come before the Meeting or any postponement or adjournment thereof.

DELIVERY OF THE PROXY MATERIALS

Mailing Date

On or about April 12, 2019, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) to our shareholders containing instructions on how to access the proxy materials and submit your proxy online. We have made these proxy materials available to you over the Internet or, upon your request, have delivered paper copies of these materials to you by mail, in connection with the solicitation of proxies by the Board for the Meeting.

Shareholders Sharing an Address

Registered Shareholders—Each registered shareholder (meaning you own shares in your name on the books of our transfer agent, Computershare Trust Company, N.A.) will receive one Notice of Availability, regardless of whether you have the same address as another registered shareholder.

Street Name Shareholders—If you own shares in "street name" (that is, in the name of a bank, broker or another holder of record), applicable rules permit brokerage firms and our company, under certain circumstances, to send one Notice of Availability to multiple shareholders who share the same address. This practice is known as “householding.” Householding saves printing and postage costs by reducing duplicate mailings.   If you hold your shares through a broker, you may have consented to reduce the number of copies of materials delivered to your address.  If you wish to revoke a “householding” consent you previously provided to a broker, you must contact that broker to revoke your consent. If your household is receiving multiple copies of the Notice of Availability and you wish to request delivery of a single copy, you should contact your broker directly.

VOTING INFORMATION

Who is entitled to vote?

Only shareholders of record at the close of business on March 29, 2019 (the “Record Date”), are entitled to receive notice of the Meeting and to vote the shares of common stock of the Company (“Common Stock”).  The holders of the Common Stock may vote on all matters presented at the Meeting and will vote together as a class.  Each outstanding share of Common Stock entitles the holder to one vote.  As of the Record Date, there were 30,244,599 shares of Common Stock outstanding.

As of the Record Date, the Company's officers and directors are the record and beneficial owners of a total of 10,093,107 shares (33.4%) of the Company's outstanding Common Stock.  Management intends to vote all of its shares in the manner recommended by the Board for each matter to be considered by the shareholders.

What constitutes a quorum?

One-third of the outstanding common shares entitled to vote, represented in person or by proxy, constitutes a quorum for the Meeting.

How do I vote?

Our proxy materials are available to shareholders on the Internet and by mail.  You may read, print and download our 2018 Form 10-K, 2019 Proxy Statement and Proxy Card at http://materials.proxyvote.com/40609P.  On an ongoing basis, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail.  You may vote your shares by the Internet, by regular mail or in person at the Meeting.  Each of these voting options is described in the Notice of Availability and the Proxy Card.

To ensure that your vote is counted at the Meeting, regardless of whether you plan to attend, you should vote by using the Internet voting option on your Proxy Card or mailing in your Proxy Card. If you return an executed Proxy Card without marking your instructions, your executed Proxy Card will be voted by the recommendations of the Board. In connection therewith, the Board has designated Brent K. Bilsland, Chairman, President and CEO, and Lawrence D. Martin, CFO, as proxies. If you indicate a choice concerning any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted per your instructions.

Information for Beneficial Owners

If you hold your Hallador shares in a brokerage, bank or another institutional account, you are considered the beneficial owner of those shares, but not the record holder; meaning that you vote by providing instructions to your broker rather than directly to the Company. Unless you provide specific voting instructions, your broker is not permitted to vote your shares on your behalf.  For your vote on any other matters to be counted, you will need to communicate your voting decisions to your broker, bank or other institution before the date of the Meeting using the voting instruction form that the institution provides to you.  If you would like to vote your shares at the meeting, you must obtain a proxy from your financial institution and bring it with you to hand in with your ballot.

What if I do not specify how my shares are to be voted?

For “Proposal No. 1 – Election of Directors,” if you submit a proxy but do not indicate any voting instructions, your shares will be voted per the recommendations of Board.

For “Proposal No. 2 – Advisory Vote Approving Named Executive Officers’ Compensation,” if you submit a proxy but do not indicate any voting instructions, your shares will be counted as a vote approving the compensation of the Company’s Named Executive Officers.

Can I change my vote after I return my proxy card?

Yes.  Even after you have submitted your Proxy Card, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company at our address above either a notice of revocation or a duly executed proxy bearing a later date.  If you attend the Meeting in person, you may revoke your proxy and vote in person.

What if other matters come up at the Meeting?

The matters described in this Proxy Statement are the only matters we know that will be voted on at the Meeting.  If other matters are properly presented at the Meeting, the proxy holders will vote your shares as they see fit.

Can I vote in person at the Meeting rather than by completing the Proxy Card?

Although we encourage you to complete and return the Proxy Card to ensure that your vote is counted, you can attend the Meeting and vote your shares in person.

How are votes counted?

We will hold the Meeting if holders of one-third of the total shares of Common Stock entitled to vote either sign and return their Proxy Cards or attend the Meeting.  If you sign and return your Proxy Card, your shares will be counted to determine whether the Company has a quorum even if you abstain or fail to vote on any of the proposals listed on the Proxy Card.

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the Meeting.  The final voting results will be reported in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the Meeting.

Who pays for this proxy solicitation?

The Company will pay all the costs of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy Card, and any additional solicitation materials furnished to shareholders.  We will supply copies of the solicitation materials to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners.  Also, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.  In addition to sending you these materials, some of the Company's employees may contact you by telephone, by mail, or in person.  None of these employees will receive any extra compensation for doing this.

What vote is required to approve each item?

Election of Directors.  At the Meeting, six director-nominees are standing for election to the Board.  Each director-nominee will serve on the Board until his successor is duly elected and qualified.  Director-nominees will be elected by a majority of the votes cast by holders of the Common Stock, represented in person or by proxy at the Meeting, which means that the director-nominees will be elected if they receive more votes cast for than against his election.  A properly executed proxy marked "Withheld" for the election of any director-nominee will not be voted for such director-nominee indicated, although it will be counted for purposes of determining whether there is a quorum.

Say-on-Pay.  At the Meeting, we are asking shareholders to vote to approve on an advisory basis on the compensation paid to the Named Executive Officers.  A majority of the shares of Common Stock represented at the Meeting and entitled to vote on this proposal must vote FOR the proposal to approve it. Your broker may not vote your shares on this proposal unless you give voting instructions. Broker non-votes do not affect the vote. Your vote will not directly change or otherwise limit or enhance any existing compensation or award arrangement of any of our named executive officers, but the outcome of the say-on-pay vote will be taken into account by the Compensation and Nominating Committee when considering future compensation arrangements.

Other Matters.  For most other matters that properly come before the Meeting, the affirmative vote of a majority of shares of Common Stock, present in person or represented by proxy and voted at the Meeting, will be required.

PROPOSAL NO. 1: ELECTION OF DIRECTORS.

At our 2018 Annual Meeting, our shareholders elected a Board of five directors.   In August 2018, we increased our board size from five to six members.

Our current directors are listed below and nominated for re-election at the Meeting.  Each of the directors elected at the Meeting will serve a one-year term expiring at the next annual meeting of shareholders or until their successors are elected and qualified, or until he resigns or is removed.  Each agreed to be named in this proxy statement and to serve if elected.

Under Hallador’s Bylaws, in an uncontested election, directors are elected by a plurality of votes cast for such director, meaning that the number of votes cast "for" a director must exceed the number of votes cast "against" that director. Your broker may not vote your shares on this proposal unless you give voting instructions.  Abstentions and broker non-votes do not affect the vote. Any director who receives a greater number of votes “against” his or her election than votes “for” in an uncontested election must tender his or her resignation.

We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected.  However, if any nominee should become unable for any reason or unwilling for good cause to serve, the proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Directors.

Information about the Director Nominees

Below is information about each nominee, including biographical data for at least the past five years and an assessment of the skills and experience of each nominee.

The Board recommends that you vote FOR all of the Nominees.

Name	Age	Position(s) and year appointed
Brent K. Bilsland	45	Chairman (2018), CEO (2014), President and Director (2009)
David C. Hardie	68	Director (1989)
Steven Hardie	65	Director (1994)
Bryan H. Lawrence	76	Director (1995)
David J. Lubar	64	Director (2018)
Charles R. Wesley, IV	40	Director (2018)

BRENT K. BILSLAND, Chairman of the Board, President and CEO, has served on the Board since 2009.    Mr. Bilsland is our Chairman of the Board, President and CEO.   Mr. Bilsland was elected Chairman of the Board in March 2018, appointed CEO in January 2014, has been a director and our President since 2009.  He was President of Sunrise Coal, LLC, our primary operating subsidiary, from July 2006 through November 2017, and Vice President of Knapper Corporation, a private corporation, from 1998 to 2004.  Mr. Bilsland is a graduate of Butler University located in Indianapolis, Indiana.

Mr. Bilsland brings broad industry experience and significant operational capabilities to our Company. He has an intimate understanding of our business and its operations that benefit us.   In 2015 and 2016, Mr. Bilsland served as the Chairman of the Indiana Coal Council.  Mr. Bilsland’s investment in our Common Stock, combined with his wife and children, is 4.0% (1,200,969 shares).  Additionally, he has 206,250 RSUs that will lapse/vest equally over the next three years beginning December 2019.

DAVID C. HARDIE, Director, has served on the Board since 1989.  He is also the Chair of our Audit and Compensation and Nominating committees. From July 1989 through January 2014, Mr. Hardie was our Chairman of the Board.   He is the Chairman of the Board and Chief Executive Officer of Hallador Investment Advisors Inc., which manages Hallador Cash Fund LP, Hallador Alternative Assets Fund, Moka Fund, and Hallador Balanced Fund. Mr. Hardie is also the Managing Member of a group of three restaurants in Sacramento, California.  He serves as a director and partner of other private entities that are owned by members of his family and also serves as Chairman of Parasol Tahoe Community Foundation.  Mr. Hardie is a graduate of California Polytechnic University, San Luis Obispo.  He also attended the Owner/President Management program at the Harvard Business School.

Mr. David C. Hardie, who controls 6.0% of our Common Stock, has been a board member for the last 30 years. His significant broad experience, as well as intimate knowledge of our Company, is a tremendous benefit to us in planning and executing our corporate strategy.

STEVEN R. HARDIE, Director, has served on the Board since 1994. He is manager of NextG LLC a family investment partnership formed in 2016. For the past 33 years, he has been a private investor and serves as director and partner of other private entities owned by members of his family.

Mr. Steven Hardie, who controls 5.3% of our Common Stock, has been a board member for the last 25 years. His experience and intimate knowledge of our Company adds significant value to the Board.  As with most of our other board members, he too has a significant indirect monetary investment in our Company and accordingly has a vested interest in our success.

BRYAN H. LAWRENCE, Director, has served on the Board since 1995. Mr. Lawrence is a founder and senior manager of Yorktown Partners LLC, the manager of the Yorktown group of investment partnerships, which make investments in companies engaged in the energy industry. The Yorktown partnerships were formerly affiliated with the investment firm of Dillon, Read & Co. Inc. where Mr. Lawrence had been employed since 1966, serving as a Managing Director until the merger of Dillon Read with SBC Warburg in September 1997. Mr. Lawrence also serves as a director of Carbon Natural Gas Company, Ramaco Resources, Inc., and Star Group, L.P. (each a United States publicly traded company) and certain non-public companies in the energy industry in which Yorktown partnerships hold equity interests. Mr. Lawrence is a graduate of Hamilton College and also has an M.B.A. from Columbia University.

Mr. Lawrence, who controls 7.9% of our Common Stock, has been a board member for the last 24 years. He sits on numerous boards for both private and public companies that are involved in the energy business. His experience with us and in other energy companies, gives us a significant benefit. As with most of our other board members, he too has a significant indirect monetary investment in our Company and accordingly has a vested interest in our success.

DAVID J. LUBAR, Director, has served on the Board since August 2018.  Mr. David Lubar is President and CEO of Lubar & Co. He began his career in 1977 at Norwest Bank (n/k/a Wells Fargo Bank) in Minneapolis, where he spent six years in commercial and correspondent banking. Mr. Lubar joined Lubar & Co. in 1983 and has served as lead investor to over 20 companies in a wide range of industries and various stages of development. He currently serves as a director of each of the Lubar Companies as well as Northwestern Mutual Life Insurance Co., BMO Financial Corp., Milwaukee Brewers Baseball Team, and several other private companies. He also serves in many community leadership positions throughout the Milwaukee area. Mr. Lubar has a Bachelor of Arts degree from Bowdoin College and a Master of Business Administration from the University of Minnesota.

Mr. David Lubar controls 9.2% of our Common Stock and was elected to our board on August 4, 2018, to fill the board seat vacated by his father, Sheldon B. Lubar.  Mr. David Lubar has extensive public and private company board expertise in the areas of finance and private equity. His experience provides him insight from the view of an investor and board member.

CHARLES R WESLEY, IV, Director, has served on the Board since August 2018.  Mr. Wesley has served as President of Thoroughbred Resources L.P. (a Yorktown Partners affiliate) since 2014 and CEO since 2016. Mr. Wesley served as Chief Planning and Commercial Officer of Ramaco Resources and, prior to joining Thoroughbred, Senior Director of Finance and Senior Counsel at CenturyLink (formerly Level 3 Communications), where he was also responsible for the operation and ultimate disposition of the company’s coal mining operations. Prior to CenturyLink, he worked at the law firms of Akin, Gump, Strauss, Hauer & Feld and Strasburger & Price, focusing on international energy transactions. He began his career with a coal company as a mining engineer and is an active investor in natural resources and financial technology. Mr. Wesley is a board member across multiple industries and philanthropic organizations. Mr. Wesley holds a Juris Doctorate from the University of Kentucky College of Law and a Bachelor of Science in Mining Engineering from Virginia Polytechnic Institute.

Mr. Wesley brings a wealth of invaluable coal mining industry knowledge and experience to the Board.  His vast knowledge of the industry assists the Board in driving future and potential growth and expansion opportunities.

Officers are appointed by and serve at the discretion of the Board.

We believe that board members who are willing and able to have a sizable portion, or in some case a substantial portion, of their personal net worth invested in us tend to be conscientious directors.  In other words, our directors’ interests are closely aligned with our shareholders’ interests.  If our stock increases, our directors’ benefit directly and so do our other shareholders.

CORPORATE GOVERNANCE

Board of Directors and its Committees

Each of the board members up for re-election attended at least 75% of the Board and Committee meetings (in person or by telephone) which he served during the year.

We do not have a specific policy regarding attendance at the annual shareholders meeting. All directors, however, are encouraged to attend if available.  Three of our directors attended our 2018 Annual Meeting of Shareholders, two in person and one via conference call.

The Board has an Audit Committee and a Compensation and Nominating Committee.  The charters for the Audit Committee and the Compensation and Nominating Committee are available on our website, www.halladorenergy.com.

The table below lists the directors, the committees they sit on, and the number of meetings held during 2018.

	Board of Directors	Audit Committee	Compensation and Nominating Committee
Brent K. Bilsland (1)	COB		√
David C. Hardie (2)	√	C	C
Steven Hardie	√	√	√
Bryan H. Lawrence	√	√	√
David J. Lubar (4)	√	√	√
Sheldon B. Lubar (3)	√	√	√
Charles R. Wesley, IV (4)	√
Number of Meetings held in 2018	7	4	*

(1)	Non-independent – employee director
(2)	Designated Audit Committee Financial Expert
(3)	Resigned from Board effective August 4, 2018
(4)	Elected to Board effective August 4, 2018
*	Numerous actions were taken by Unanimous Written Consent
COB	Chairman of the Board
C	Committee Chair
√	Member

Audit Committee and Financial Expert

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to:

(i)	The integrity of the financial reports and other financial information provided by us to the public or any governmental body;
(ii)	our compliance with legal and regulatory requirements;
(iii)	our systems of internal controls over financial reporting;
(iv)	the qualifications and independence of our independent auditors;
(v)	our auditing, accounting, and financial reporting processes generally; and
(vi)

the performance of such other functions as the Board may assign from time to time. To this end, the Audit Committee will maintain free and open communication with the Board, the independent auditors, and any other person responsible for our financial management.

All Audit Committee members are “independent” as defined by the Nasdaq listing standards, including those standards applicable specifically to audit committee members.  Also, no member of the Audit Committee has served as one of our officers or employees at any time.  All members of the Audit Committee are “non-employee directors” as defined in SEC rules.

Compensation and Nominating Committee

The Compensation and Nominating Committee did not meet in 2018, but many actions were taken by unanimous written consent. The purpose of our Compensation and Nominating Committee is to:

(i)	oversee our executive and director compensation;
(ii)	oversee and administer our stock incentive plans;
(iii)

assist our Board by identifying individuals qualified for election and re-election as Board members and to recommend to our Board, the director nominees for each annual meeting of shareholders, subject to the provisions of any shareholder or similar agreement binding on us;

(iv)

recommend to the Board director nominees for each committee of the Board, subject to the provisions of any shareholder or similar agreement binding on us; and act on specific matters within its delegated authority, as determined by the Board from time to time.

All Compensation and Nominating Committee members are “independent” as defined by the Nasdaq listing standards, including those standards applicable specifically to compensation committee members. In addition, no member of the Compensation Committee has served as one of our officers or employees at any time. All members of the Compensation and Nominating Committee are “non-employee directors” as defined in SEC rules.

Executive Committee

In 2018, our Board voted to eliminate the Executive Committee due to the small size of the Board.

Executive Sessions of Non-Management Directors

To promote open discussions, our non-management directors meet in executive sessions regularly.

Code of Conduct

Our Board adopted the Company's Code of Conduct, which provides general statements of our expectations regarding ethical standards that we expect our directors, officers, and employees to adhere to while acting on our behalf. The Code of Conduct provides, among other things, that our directors, officers, and employees will: (i) comply with all laws, rules, and regulations applicable to us; (ii) avoid conflicts of interest; (iii) protect our assets and maintain our confidentiality; (iv) honestly and accurately maintain records and make required disclosures; and (v) promote ethical behavior and report violations of law, rules, regulations or the Code of Conduct.

The Code of Conduct is available on our website, www.halladorenergy.com.

Criteria for Director Nominations

General criteria for the nomination of director candidates include experience and successful track record, integrity, skills, ability to make analytical inquiries, understanding of our business environment, and willingness to devote adequate time to director duties, and diversity (although no formal policy exists, considered along with the aforementioned factors), all in the context of the perceived- needs of the Board at that time. Stock ownership could also be a consideration.

Shareholder-Recommended Director Candidates

Our Board is responsible for identifying individuals qualified to become board members, and the Board selects the nominees for directorship. Although the Board is willing to consider candidates recommended by our shareholders, it has not adopted a formal policy about the consideration of any director candidates recommended by our shareholders. The Board believes that a formal policy is not necessary or appropriate because of the small size of the Board and because the current Board already has a diversity of business background and industry experience.  Our Board will consider director candidates recommended by shareholders who are highly qualified in terms of business experience and be both willing and expressly interested in serving on the Board.  Shareholders recommending candidates for consideration should send their recommendations to Hallador Energy Company, Attn:  President, 1660 Lincoln Street, Suite 2700, Denver, Colorado 80264.

When submitting a shareholder recommended board candidate, please include the candidate's name, address, principal occupation, number of shares of Common Stock held by the proposed director candidate, and the recommending shareholder's name, address, and any other information about the candidate's qualifications.

Submissions must include sufficient biographical information concerning the recommended individual, including age, educational background, employment history for at least the past five years indicating employer’s name and description of the employer’s business, and any other biographical information that would assist the Board in determining the qualifications of the individual. The Board will consider all candidates, whether recommended by shareholders or members of management. The Board will consider recommendations received by a date not later than 120 calendar days before the date our proxy statement was released to shareholders in connection with the prior year’s annual meeting for nomination at that annual meeting. The Board will consider nominations received beyond that date at the annual meeting subsequent to the next annual meeting.

Board Leadership Structure

On March 9, 2018, our Board appointed Mr. Brent K. Bilsland to a combined role as Chairman, President and CEO after our Chairman Mr. Victor Stabio, passed on March 7, 2018.

The Board does not have a policy regarding the separation of the roles of CEO and Chairman of the Board.  Our Board feels that Mr. Bilsland is best suited to serve as Chairman and CEO.   Since we have a small Board, and the directors have a significant monetary stake in the Company, they believe they can provide oversight to Mr. Bilsland's combined role.

Director Independence

As required by Nasdaq rules, the Board will evaluate the independence of its members at least annually, and at other appropriate times when a change in circumstances could potentially impact a director’s independence or effectiveness (e.g., in connection with a change in employment status or other significant events). This process is administered by our Audit Committee, which consists entirely of directors who are independent under applicable Nasdaq and SEC rules.  After considering all relevant relationships with us, the Audit Committee submits its recommendations regarding independence to the full Board, which then makes a determination with respect to each director.

In making independence determinations, our Audit Committee and Board consider relevant facts and circumstances, including (i) the nature of any relationships with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us, (ii) the significance of the relationship to us, the other organization and the individual director, (iii) whether or not the relationship is solely a business relationship in the ordinary course for us and the other organization and does not afford the director any special benefits, and (iv) any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. For purposes of this determination, the Board deems any relationships that have expired more than three years ago to be immaterial.

After considering the standards for independence adopted by Nasdaq and various other factors as described herein, the Board has determined that all of our current directors, other than Mr. Bilsland, are independent.  Mr. David Hardie and Mr. Charles Wesley are the only non-employee directors that receive compensation from us.  Mr. David Hardie’s compensation is solely for his role as the Audit Committee Chairman.

Director Compensation

Director Name	Position	2018 Annual Payment	2017 Annual Payment
David Hardie	Chairman of the Audit Committee Chairman of the Compensation Committee	$20,000	$7,000
Charles R. Wesley, IV	Director	$50,000	-

Audit Committee Report

The Audit Committee evaluates the performance of Plante & Moran, PLLC (Plante Moran) including the senior audit engagement team, each year and determines whether to re-engage Plante Moran or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by Plante Moran, and their technical expertise, tenure as our independent auditors and knowledge of our operations and industry. Based on this evaluation, the Audit Committee decided to engage Plante Moran as our independent auditors for the year ended December 31, 2018. The Audit Committee reviewed with senior members of our financial management team and Plante Moran the overall audit scope and plans, and the quality of our financial reporting. The Audit Committee has the sole authority to appoint the independent auditors.

Management has reviewed and discussed the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 with the Audit Committee including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management's accounting judgments, members of the Audit Committee asked for management's representations and reviewed certifications prepared by the CEO and the CFO that our unaudited quarterly and audited consolidated financial statements fairly present in all material respects, our financial condition, results of operations and cash flows, and have expressed to both management and Plante Moran their general preference for conservative policies when a range of accounting options is available.

The Audit Committee believes that, by thus focusing its discussions with Plante Moran, it can promote a more meaningful dialogue that provides a basis for its oversight judgments.

The Audit Committee also discussed with Plante Moran those matters required to be addressed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee received the written disclosures and the letter from Plante Moran required by applicable requirements of the PCAOB regarding Plante Moran’s communication with the Audit Committee concerning independence and has discussed with Plante Moran their independence.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews our quarterly and annual reports on Form 10-Q and Form 10-K before filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports, and of Plante Moran, who are engaged to audit and report on our consolidated financial statements.

In reliance on these reviews and discussions, and the reports of Plante Moran, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE:

David C. Hardie – Chairman of the Committee

Bryan H. Lawrence

David J. Lubar

Board Risk Oversight

Our Board has ultimate responsibility for general oversight of risk management processes.  The Board receives regular reports from Mr. Bilsland on areas of risk we face. Our risk management processes are intended to identify, manage and control risks so that they are appropriate considering our scope, operations, and business objectives. The full Board engages with the appropriate members of management to enable its members to understand and provide input and oversight of our risk identification, risk management, and risk mitigation strategies. The Audit Committee also meets without management present to, among other things, discuss our risk management culture and processes.  In the event, a committee receives a report from a member of management regarding areas of risk, the Chairman of the relevant committee will report on the discussion to the full Board to the extent necessary or appropriate. This enables the Board to coordinate risk oversight, particularly concerning interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Colorado law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Shareholder Communications with our Board

We invite shareholders to send written communications to the entire Board or individual Board members.  Please submit your letter in care of the Chairman at the address shown on the front page of this Proxy Statement.

If a shareholder communication raises concerns about management or our ethical conduct, you can report it by telephone to 866-229-6923.  The communications submitted through this hotline are forwarded to the Chairman of our Audit Committee and, if appropriate, the Audit Committee will take such actions as it authorizes to ensure that the subject matter is addressed by the appropriate Board committee, management and by the full Board.

If a shareholder or other interested person seeks to communicate exclusively with our non-management directors, such shareholder communication should be sent directly to Mr. David C. Hardie, Chair of the Audit Committee, at the Company’s address.

At the direction of the Board, we reserve the right to screen all materials sent to the directors for potential security risks, harassment purposes or routine solicitations.

Shareholders have an opportunity to communicate with the Board at our Annual Meeting of Shareholders.

The Chairman shall be the spokesperson for the Board except in circumstances where the inquiry or comment is about the Chairman.  In such instances, the Chairman of the Audit Committee shall become the spokesperson.

INFORMATION ABOUT OUR NON-DIRECTOR NEO

LAWRENCE D. MARTIN, CPA, age 53, is our Executive Vice President and Chief Financial Officer.  In 2017 he was promoted to President of Sunrise Coal, LLC.    Before his promotion, he was Chief Financial Officer of Sunrise Coal, a position he held for ten years.  Before joining Sunrise Coal in 2007, he worked 19 years for CliftonLarsonAllen, LLP (CLA).  Mr. Martin was a Senior Manager at CLA prior to his employment with Sunrise Coal.  Mr. Martin is a graduate from Indiana State University and received his Bachelor of Science degree in Accounting in 1988.

PROPOSAL NO. 2: ADVISORY VOTE APPROVING NAMED EXECUTIVE OFFICERS’ COMPENSATION.

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking our shareholders for an advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement as set forth in the “Summary Compensation Table” in accordance with the compensation disclosure rules of the SEC. With regard to the issuance of the RSU awards, such RSUs will lapse/vest based on achieving the adjusted EBITDA threshold of $50 million, which is defined as EBITDA plus stock compensation and ARO accretion, less the effects of our equity method investments and Hourglass Sands.

The Board recommends that shareholders support the following resolution for the reasons described in the Compensation Discussion and Analysis and the other tables in this Proxy Statement.

RESOLVED, that the shareholders approve, on an advisory basis, Hallador’s compensation of its named executive officers, as disclosed in Hallador’s Proxy Statement for the 2019 Meeting of Shareholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section, the Summary Compensation Table and all other tables and narrative disclosures regarding named executive officer compensation.

This advisory proposal is not binding.

A majority of the shares of Common Stock represented at the Meeting and entitled to vote on this proposal must vote FOR the proposal to approve it. Your broker may not vote your shares on this proposal unless you give voting instructions. Broker non-votes do not affect the vote. Your vote will not directly change or otherwise limit or enhance any existing compensation or award arrangement of any of our named executive officers, but the outcome of the say-on-pay vote will be taken into account by the Compensation Committee when considering future compensation arrangements.

The Board recommends that you vote FOR Hallador’s named executive officers’ compensation.

Compensation Discussion and Analysis

Our executive officer compensation program is different from many public company programs.

For 2018, we had two named executive officers, our CEO and CFO (collectively called the “NEOs”).  Our Board controls 33.4% of Common Stock, and our Compensation Committee is comprised of four directors: who together control 28.4% of our shares outstanding. The Compensation and Nominating Committee determines how the NEOs should be compensated.

Our NEOs do not have:

•	Employment agreements.
•	No excessive perquisites such as company aircraft, car leases, or country club memberships.
•	Stock options.
•	Post-employment benefits other than our 401(k) plan, which is available to all employees.
•	Separate health benefit programs. They participate in the same health plan offered to all of the employees and their families.

Our CEO relocated from Indiana to Colorado in August 2018.  To offset the increased housing expense in Colorado, the Compensation Committee authorized a housing allowance to our CEO for a maximum of 24 months.  Such amount is grossed up for all applicable payroll taxes.

We do not use outside consultants to determine executive compensation. We believe that our Compensation and Nominating Committee, based on their many years of business experience, has the requisite knowledge to determine our NEOs compensation.

Our compensation philosophy is quite simple; the NEOs’ base salary is set to provide a degree of financial certainty and stability.  We believe if our NEOs become wealthy, it will be primarily through their ownership in our stock, not through salaries.  We believe these RSU awards that vest over time help ensure that they have a stake in the Company’s long-term success by providing an incentive to improve the overall growth, profitability, and value of our Company while aligning their interests with those of our shareholders.

As evidence of this philosophy, 46%-87% of our NEO’s compensation (using the W-2 Compensation) was attributable to the vesting of RSUs each year.

Our NEOs compensation was set in 2017 under the Four-Year Compensation Plan (The Four-Year Plan) and consists of three components in order of importance:

•	RSUs that vest/lapse annually equally over four years. The first vesting was on December 14, 2018. Such RSUs were issued under the shareholder-approved Amended and Restated Restricted Stock Unit Plan.
•	Annual Base Salary (not attached to performance goals) – salaries were set for four-years and became effective January 1, 2018.
•

Retention Bonus in the event of a change of control due to (1) the acquisition by any person or group of related persons (as determined pursuant to section 13(d)(3) of the Securities Exchange Act of 1934) of beneficial ownership of securities of the Corporation representing fifty percent (50%) or more of the total number of votes that may be cast for the election of Board members, or (ii) shareholder approval of (A) any agreement for a merger or consolidation in which the Corporation will not survive as an independent corporation or other entity, or (B) any sale, exchange or other disposition of all or substantially all of the Corporation’s assets, including, without limitation, the sale, exchange or other disposition of the equity securities or assets of Sunrise Coal, LLC.

In December 2019, we expect 106,250 RSUs to vest that were awarded to our NEOs in June 2017 under The Four-Year Plan.

Ownership Policy

We have not adopted a formal stock ownership policy for our NEOs, but through the vesting of the RSUs they hold a significant portion of their wealth in our stock.

Anti-hedging/Pledging

Under our Insider Trading Policy, we prohibit insiders from purchasing any financial instrument or engaging in any other transaction, such as a prepaid variable forward contract, equity swap, collar or exchange fund, which is designed to hedge or offset any decrease in the market value of Company securities. The policy also prohibits insiders from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

NAMED EXECUTIVE OFFICERS (NEOs) COMPENSATION

Compensation paid to our NEOs is outlined in the Summary Compensation Table below.  Under the approved Four-Year Compensation Plan, there is a provision for a retention bonus payable upon a change of control as discussed in the Compensation Discussion and Analysis above.

Summary Compensation Table Under Item 402 of Regulation S-K
Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (1)	Dividends on outstanding RSUs	Other	Total
Brent K. Bilsland	2018	$385,000	$44,423		$44,000	$72,407(2)	$545,830
Chairman, President & CEO	2017	350,000	40,385	$4,004,750	38,000	10,800(3)	4,443,935

Lawrence D. Martin	2018	231,000	35,769		24,000	11,000(3)	301,769
CFO	2017	210,000	34,154	2,550,300	21,600	10,800(3)	2,826,854

(1)	RSUs: value based on grant date fair value.
(2)	Consists of 401(k) matching contributions and $61,407 housing allowance related to Mr. Bilsland’s relocation to Colorado
(3)	Includes 401(k) matching contributions.

Compensation per W-2s and “At Risk” Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Value Realized on RSU Vesting	Dividends on outstanding RSUs	Other (1)	Total W-2 Compen- sation	Percentage of “At Risk” Compen- sation
Brent K. Bilsland	2018	$385,000	$44,423	$370,593	$44,000	$61,407	$905,423	46%
Chairman, President & CEO	2017	350,000	40,385	2,334,500	38,000		2,762,885	86%

Lawrence D. Martin	2018	231,000	35,769	202,125	24,000		492,894	46%
CFO	2017	210,000	34,154	1,671,600	21,600		1,937,354	87%

(1)	Housing allowance related to Mr. Bilsland’s relocation to Colorado.

Outstanding Equity Awards at December 31, 2018

The following table sets forth information concerning the outstanding stock awards held at December 31, 2018, by the named executive officers.

Name	Number of Shares or RSUs That Have Not Vested	Market Value of Shares or RSUs That Have Not Vested (3)
Brent K. Bilsland Chairman, President and CEO	206,250(1)	$1,045,688

Lawrence D. Martin CFO	112,500(2)	570,375

(1)	If the performance criteria set by the Compensation Committee are met, 68,750 RSUs will lapse/vest each year over the next three years beginning December 16, 2019.

(2)	If the performance criteria set by the Compensation Committee are met, 37,500 RSUs will lapse/vest each year over the next three years beginning December 16, 2019.

(3)

Market value is calculated at the number of common shares indicated multiplied by $5.07, which was the closing price of the Company’s common shares on December 31, 2018, as reported by the Nasdaq Stock Market.

Restricted Stock Unit Plan and Stock Bonus Plan

At December 31, 2018, we had 789,250 RSUs outstanding and 1,258,466 available for future issuance.  As of March 29, 2019, there are 797,250 RSUs outstanding and 1,250,466 RSUs available for future issuance.  Our stock bonus plan was authorized in late 2009 with 250,000 shares, of which 86,383 shares are available for future issuance.  We did not issue shares from the Stock Bonus Plan in 2018.

2019 COMPENSATION TO BE PAID TO NEOS

Name and Principal Position	Salary	Bonus	Other (1)	Total	RSU Awards that Lapse/Vest on December 16, 2019 (2)
Brent K. Bilsland Chairman, President & CEO	$385,000	$44,423	$225,277	$654,700	68,750

Lawrence D. Martin Executive Vice President and CFO	231,000	17,769		248,769	37,500

(1)Represents seven months of lease for housing that expires in 2019 and prepayment of 12-month lease expiring in 2020.

(2)The Compensation and Nominating Committee set a performance goal of $50 million in adjusted EBITDA, plus stock compensation and ARO accretion, less the effects of our equity method investments and Hourglass Sands for determination of the vesting/lapsing of RSUs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 29, 2019 by (i) each person who is known by us to own beneficially more than five percent of our outstanding voting stock; (ii) each of our directors; (iii) each of our executive officers; and (iv) all of our executive officers and directors as a group.  As of March 29, 2019, the Record Date, 30,244,599 shares of our Common Stock were issued and outstanding.

We do not have any RSUs that vest within 60 days from the date of this Proxy Statement.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent (1)
5% STOCKHOLDERS:
Lubar Equity Fund LLC 700 North Water Street, Suite 1200 Milwaukee, WI 53202	2,788,685	9.2
Yorktown Energy Partners (2) 410 Park Avenue New York, NY 10022	1,915,998	6.3
Hallador Alternative Assets Fund (3) 940 Southwood Blvd., Suite 201 Incline Village, NV 89451	1,671,465	5.5
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
David J. Lubar (4) 833 E. Michigan Street, Suite 1500 Milwaukee, WI 53202	2,788,685	9.2
Bryan H. Lawrence (5) 410 Park Avenue New York, NY 10022	2,401,779	7.9
David C. Hardie (6) 940 Southwood Blvd., Suite 201 Incline Village, NV 89451	1,810,554	6.0
Steven Hardie (7) 940 Southwood Blvd., Suite 201 Incline Village, NV 89451	1,596,160	5.3
Brent K. Bilsland (8)	1,200,969	4.0
Lawrence D. Martin	286,613	1.0
Charles R. Wesley IV	8,347	*
Named Executive Officers and Directors rounded as a group (7) persons	10,093,107	33.4

* Ownership is less than 1%

(1)	Based on shares issued and outstanding as of the Record Date.

(2)	Includes 604,904 shares owned by Yorktown Energy Partners, VI L.P., 361,094 shares owned by Yorktown Energy Partners, VII L.P., and 950,000 shares owned by Yorktown Energy Partners VIII, L.P.

(3)

Hallador Alternative Assets Fund LLC ("HAAF") beneficially owns 1,671,465 shares. HAAF is a Delaware limited liability company. HAAF is a private equity investment fund directed or controlled by its managing members, Hallador Management LLC, and David C. Hardie.

(4)

These shares are owned indirectly through Lubar Equity Fund LLC.  The Fund is managed and controlled by Lubar & Co., Inc., of which Mr. Lubar is a director and President of Lubar & Co.  Mr. Lubar may be deemed to share voting and dispositive power as to these shares. Mr. Lubar disclaims beneficial ownership in these shares except to the extent of his respective pecuniary interest therein.

(5)

Mr. Lawrence owns 485,781 shares directly.  Also, includes 604,904 shares owned by Yorktown Energy Partners, VI L.P., 361,094 shares owned by Yorktown Energy Partners, VII L.P., and 950,000 shares owned by Yorktown Energy Partners VIII, L.P., which Mr. Lawrence disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(6)	Mr. David C. Hardie’s shares include 1,671,465 shares owned by HAAF. He also individually owns 139,089 shares directly.

(7)	Mr. Steven Hardie individually owns 139,089 shares directly.

Mr. Steven Hardie’s shares include 21,489 shares beneficially owned by the Steven Robert Hardie Trust; 13,481 shares beneficially owned by the Sandra Hardie Trust; and 1,422,101 shares owned by NextG Partners, LLC, a Nevada limited liability company.  Steven Hardie is a member and manager of NextG Partners, LLC, owning 38% of its membership interests. He disclaims beneficial ownership of the other 62% of the shares held by NextG Partners or 881,703 shares

Mr. Steven Hardie is also the trustee of the Steven Robert Hardie Trust.  Mr. Steven Hardie’s spouse, Sandra Hardie, is the trustee of the Sandra W. Hardie Revocable Family Trust.  Mr. Steven Hardie disclaims any beneficial ownership in any other shares held by the above-described entities.

(8)	Includes 455,717 shares owned by Mr. Bilsland’s spouse and minor children. Mr. Bilsland disclaims beneficial ownership of such shares.

SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons owning more than 10% of our Common Stock, to file with the SEC initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to our equity securities. Based upon our review of these reports filed with the SEC and written representations from the reporting persons that no Form 5 was required, we believe all reports were timely filed in 2018, except for an initial report on Form 3 for Charles R. Wesley, IV for August 4, 2018, the date he became a director.  At the time the Form 3 was due, Mr. Wesley did not own any stock in our Company.

INDEPENDENT AUDITORS’ FEES AND SERVICES

Auditors

Effective October 1, 2018, EKS&H LLLP (“EKSH”), our independent registered public accounting firm combined with Plante Moran.  As a result of this transaction, on October 1, 2018, EKSH resigned as our independent registered public accounting firm.  Concurrent with EKSH’s resignation, our audit committee approved the engagement of Plante Moran as our new independent registered public accounting firm.

Our consolidated financial statements for the fiscal years ended December 31, 2018 and 2017 have been audited by Plante Moran and EKSH, respectively, each of which served as our independent registered public accounting firm for those years.

A representative from Plante Moran is not expected to attend the Meeting.  Brent Peterson age (53) is our Audit Partner, and Nathan Gordon (age 40) is the concurring partner.

Audit Fees

Audit fees for 2018 were $342,000 plus an additional $15,500 for the 401(k) audit.  Audit fees for 2017 were $338,000 plus an additional $15,000 for the 401(k) audit.

Pre-Approval Policy

The Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by Plante Moran and EKSH.  The policy requires that all services Plante Moran provides to us be pre-approved by the Audit Committee.  The Audit Committee approved all services provided by Plante Moran and EKSH during 2018 and 2017.

PROPOSALS BY SECURITY HOLDERS

The Board did not receive any proposals for consideration to be voted upon at the Meeting.

Other Matters

The Board does not intend to bring any other matters before the Meeting and has not been informed that any other matters are to be presented by others.

Shareholder Proposals For 2020 Annual Meeting

Any qualified shareholder desiring to have their proposal included in the 2020 Proxy Statement must submit it in writing to us no later than December 10, 2019.  The submission of a shareholder proposal does not guarantee that it will be acted upon.

CONTACT INFORMATION

All inquiries should be addressed by mail to Hallador Energy, 1660 Lincoln Street, Suite 2700, Denver, Colorado 80264; by phone to 303-839-5504; or by e-mail at investorrelations@halladorenergy.com.